Exhibit 99.2
CHINA XINGBANG INDUSTRY GROUP INC..

CHARTER OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

(Adopted June 15, 2010)

The following Compensation Committee Charter for the Compensation Committee of the Board of Directors (the “Committee”) of China Xingbang Industry Group Inc.., a Nevada corporation (the “Company”), was adopted by the Board of Directors of the Company (the “Board”) as of the date first written above.

(1) Members.  The Board hereby appoints a Compensation Committee (the “Committee”) to be comprised of at least two (2) members who shall be members of the Board.  The Committee shall have a Chairman.  All Committee members must: (a) satisfy the independence requirements the Securities and Exchange Commission (“SEC”) and listing standards of The NASDAQ Stock Market (“NASDAQ”) or such other exchange or quotation systems as the Company’s securities are listed or quoted on, (b) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (c) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.  Each appointed member of the Committee may be removed by the Board at any time, with or without cause.

(2) Purposes, Duties and Responsibilities.  The purpose of the Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s executives and employees.  The Committee shall ensure that the Company’s compensation programs are competitive, designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders.  In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s Bylaws.  The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion.  While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board.  To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.  Specifically, and without limiting the generality of the foregoing, the Committee will:

1.           Setting Compensation for Executive Officers and Directors

(a) Establish and review the overall compensation philosophy of the Company.

(b) Based upon input from the Corporate Governance Committee regarding the performance of the Chief Executive Officer and other executive officers, review and approve the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers.

(c) In connection with executive compensation programs:

(i) Review and recommend to the full Board, or approve, new executive compensation programs;

(ii) Review on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

(iii) Review on a periodic basis the aggregate amount of compensation paid or potentially payable to the Chief Executive Officer and other executive officers through the use of tally sheets or such other method as the Committee may determine; and

(iv) Take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance.

(d) Review and recommend to the full Board compensation of directors.

(e) Review and make recommendations to the full Board, or approve, any contracts or other transactions with executive officers of the Company, including consulting arrangements, employment contracts and severance or termination arrangements, or any revisions thereto. Notwithstanding any other provision of this Charter, the Committee shall review and make recommendations to the Board for approval of any consulting arrangement, employment contract, severance or termination arrangement with the Chief Executive Officer, or any revision thereto.

(f) Review and approve annual performance goals for performance-based compensation that is intended to be tax deductible under Section 162(m) of the Internal Revenue Code and determine whether the performance goals and objectives are attained.

(g) Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.

(h) Review the form, terms and provisions of employment and similar agreements with the Company’s executive officers and any amendments thereto.

2.           Monitoring Incentive and Equity-Based Compensation Plans

(a) Review the Company’s compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of the goals and objectives of these plans, and amend, or recommend that the Board amend these plans if the Committee deems it appropriate.

(b) Approve the amendment or modification of any compensation or benefit plan pertaining to executives or employees of the Company that does not require stockholder approval.

(c) Administer any short-term incentive plan covering executive officers of the Company; determine whether performance targets have been met and determine the amounts and terms of any awards.

(d) Review and recommend for Board approval all equity compensation plans to be submitted for shareholder approval under the listing standards of NASDAQ or such other exchange or quotation systems as the Company’s securities are listed or quoted on; provided, however, that any equity compensation plan that satisfies an exception to the listing standards of NASDAQ or such other exchange or quotation systems as the Company’s securities are listed or quoted on, shall not be required to be approved by the Company’s stockholders.

(e) Review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

(f) Review and make recommendations to the Board, or approve, all awards of shares, share options or other awards pursuant to the Company’s equity-based plans; provided that the authority to issue such awards to employees who are not executive officers may be delegated as above described.

(g) Select, retain and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. In that connection, in the event the Committee retains a compensation consultant, the Committee shall have the sole authority to approve such consultant’s fees and other retention terms.

(3) Meetings.  The Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Committee members determine.  The majority of the members of the Committee constitutes a quorum and shall be empowered to act on behalf of the Committee.  The Chair of the Committee or a majority of the members of the Committee may call a special meeting of the Committee. All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote.  Additionally, the Committee may invite to its meetings any director, member(s) of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.  Notwithstanding the foregoing, the Committee may also exclude from its meetings any person it deems appropriate in order to carry out its responsibilities. The Committee shall appoint a person, who need not be a member, to act as secretary, and minutes of the Committee’s proceedings shall be kept in minute books provided for that purpose. The agenda of each Committee meeting will be prepared by the secretary and, whenever reasonably practicable, circulated to each Committee member prior to each meeting. Minutes will be kept of each meeting of the Committee.  The Chairman of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

(4) Amendment. Any amendment or other modification of this Charter shall be made and approved by the Board of the Company.

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